Exhibit 5.1

[Letterhead of The Boeing Company]

October 4, 2000

The Boeing Company
7755 East Marginal Way South
Seattle, Washington 98108

Re:  Registration Statement on Form S-8

Gentlemen and Ladies:

As Counsel of The Boeing Company (the "Company"), I have acted as counsel in connection with the Registration Statement on Form S-8 which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 700,000 shares of common stock, $5.00 par value, of the Company (the "Shares"), which may be issued pursuant to the Boeing Satellite Systems Voluntary Savings Plan and the Boeing Satellite Systems Voluntary Savings Plan for Bargained Employees. (the "Plans").

I have examined the Registration Statement and a copy of the Restated Certificate of Incorporation of the Company and any amendments thereto to date, a copy of the By-Laws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documentation as I have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plans as original issuance shares, upon the due execution by the Company and registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ KATHRYN A. BROWN Kathryn A. Brown Assistant Corporate Secretary and Counsel